Exhibit 10.1

October 4, 2020

Katherine Motlagh

Dear Katherine:

On behalf of CyrusOne, I am happy to extend an offer to you for the position of Executive Vice President & Chief Financial Officer, reporting to our President & Chief Executive Officer (“CEO”), Bruce W. Duncan.  This position is located at the corporate headquarters in Dallas, Texas.  This offer is contingent upon you not being legally bound by a non-competition agreement that would prohibit your employment with the Company, successful completion of a background investigation and drug test, and you signing the CyrusOne Non-Disclosure and Non-Competition Agreement included with this offer letter.  This offer is further subject to review and approval by the Compensation Committee of our Board of Directors (the “Compensation Committee”).  Your anticipated start date with the Company is no later than November 2, 20201.

Compensation for this salaried, exempt position will include:

●	Bi-weekly base salary of $19,230.77 (equivalent to $500,000 annually), to be paid in accordance with current Company payroll policies.

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Eligibility to participate in the CyrusOne annual cash bonus program at a target opportunity level equal to 100% of your actual base pay earnings for the year.  Any bonus earned is based on a combination of business results and your own results measured against performance objectives for you/your position.  Your 2020 bonus will be $400,000 and paid in the first quarter of 2021 at the same time as other executive bonuses.  Any bonus payments made to you are at the sole discretion of the CEO and require final approval from the Compensation Committee.

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An initial award of CyrusOne, Inc. restricted stock pursuant to our long term incentive plan and applicable award agreement, with a grant date value equal to $1,250,000, which will vest 1/3 on each of the first three anniversaries of the grant date so long as you remain continuously employed with the Company through each such vesting date; provided that, if your employment is terminated (i) by CyrusOne other than (A) for Cause (as defined below) or (B) by reason of your death or disability or (ii) by you for Good Reason (as defined below), the award will immediately vest in full.  This grant will be effective on November 2, 2020.

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In addition, beginning in calendar year 2021, you will be eligible for an annual equity award pursuant to our long-term incentive plan and applicable award agreements, with a target grant date value equal to 200% of your then current base salary, subject to review and approval of the Compensation Committee.  Equity awards are subject to the terms of the applicable plan, award agreement, and performance conditions.  Equity grants are typically approved by the Compensation Committee each year in the first quarter.

1 Provided, as applicable, your election to be the Company’s “Chief Financial Officer” will be effective on the later of (i) your start date and (ii) the day following the filing of CyrusOne Inc.’s Form 10-Q for the period ending September 30, 2020.

●	You will be eligible for Paid Time Off (PTO) at a rate of 160 hours per calendar year.

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As a full-time employee, you will be eligible for the standard Company benefits package.  Employees are eligible for insurance coverage on the first of the month coinciding or following the date of hire.

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All full-time, regular employees of CyrusOne who have attained the age of 18 and completed 30 days of service are eligible to participate in the CyrusOne 401(k) Savings Plan beginning on the first of every month.  Details about our 401(k) Savings Plan are included in our Benefits Summary.

As a condition of your acceptance of employment with CyrusOne, you represent and warrant (a) that you have not disclosed and will not disclose to CyrusOne any trade secrets or other confidential or proprietary information that, by virtue of the ownership of such information by another person or entity or for any other reason, you may not lawfully so disclose, (b) that you have not taken from your former employer any trade secrets, confidential information, or other business-related items, including, among other things, materials prepared by you, regardless of where the material is physically or electronically located, and you have returned to your former employer any such items, and (c) that your employment by CyrusOne will not conflict with, or result in a breach of, any agreement to which you are a party or by which you may be bound, or any legal duty you owe or may owe to another.

Nothing in this offer letter will be construed as a guarantee of continuing employment for any specified period.  Your employment with the Company is at-will and is terminable by you or the Company at any time, with or without Cause.  “Cause” means our Board of Directors determines that there has been fraud, misappropriation, embezzlement or misconduct constituting serious criminal activity on your part.  “Good Reason” has the meaning set forth in any severance agreement entered into between you and the Company or any of its affiliates.  The terms of this offer letter will supersede any previous terms or offers of employment, whether verbal or written, which may have related to the subject matter hereof in any way.

We are excited to extend this opportunity to you and look forward to your acceptance.  Please return the signed offer letter to me within 3 calendar days.

If you have any questions, please let us know.  Congratulations and welcome to the TEAM!

Regards,

Robert M. Jackson
Executive Vice President, General Counsel & Secretary

ACCEPTED BY:

/s/ Katherine Motlagh	October 4, 2020
Katherine Motlagh	Date

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